                                                                   Exhibit 10.55


___________________________________


Cancer Therapy & Research Center Endowment
8122 Datapoint, Suite 600
San Antonio, Texas  78229

Attention:  Mr. James W. Gorman, Jr., Chairman

Re:    Pledge Agreement

Gentlemen:

       I am a non-employee director of Ilex Oncology, Inc. ("Ilex"). The Board of Directors of Ilex has recently adopted a stock option plan for non-employee directors (the "Plan") under which I will receive options to purchase designated shares of the common stock of Ilex (the "Stock") at the option price and upon the terms stated in the Plan.

       This letter will evidence my unconditional and irrevocable pledge to Cancer Therapy & Research Center Endowment ("Endowment"), as a charitable contribution, of my net after-tax profit from the sale of any of the Stock purchased through exercise of options granted under the Plan. Net after-tax profit means the gross sale price of the Stock less the amount of the option price paid, transaction costs and all federal and state taxes incurred by me as a result of exercising the option and selling the Stock.

       Endowment agrees to use these contributions for support of Cancer Therapy & Research Foundation of South Texas and its subsidiary organizations (the "CTRC Organizations"), although I reserve the right, from time to time, to designate specific purposes for which contributions made pursuant to this pledge are used by the CTRC Organizations.

       This pledge shall apply to all Stock purchased by me under the Plan. It shall be effective regardless of whether I am a member of a governing body of any CTRC Organization at the time I acquire or sell stock pursuant to the Plan. At my discretion, I may satisfy this pledge as to any Stock purchased by making an in-kind gift of the stock to Endowment. Further, this pledge may be satisfied by a transfer of the Stock or the net after tax profit to a charitable remainder unitrust or other similar estate planning vehicle with Endowment as the sole remainder beneficiary or sole income beneficiary.

       I intend to change my testamentary disposition of my property so that the terms of this pledge will be carried out by my estate representative at my death.


                                        Very truly yours,